Exhibit 10.1

                              EMPLOYMENT AGREEMENT


     AGREEMENT made this 7th day of December, 2005, by and between Epicus Communications Group, Inc., a Florida corporation, hereinafter sometimes called the "Employer", having its principal place of business in West Palm Beach, Florida, and Gerard Haryman of Palm Beach, Florida, hereinafter sometimes called the "Employee".

     WHEREAS, the Employee and Employer desire to set forth in writing their contract with respect to Employee's employment by Employer;

     NOW, THEREFORE, in consideration of their mutual promises set forth herein, the parties hereby agree as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

     2.   Duties and Authority.
     A. Employee will occupy the position of President, (hereinafter referred to as "Position" or "Assignment") with the Employer and may serve as a Director of the Employer.
     B. In this position, Employee will have the responsibility and authority of the President, subject to the control of the Board of Directors and Chief Executive Officer, and have general supervision, direction and control, as necessary, over the business and affairs of the Corporation and its Employees. Employee will be primarily responsible for carrying out all orders and resolutions of the Board of Directors and such duties as may from time to time be assigned to Employee by the Board of Directors.
     C. In the absence of the Chairman of the Board at any Shareholders or Board of Directors meeting, Employee will preside over that Shareholders meeting and, in the event Employee is then a Director of the Employer, may preside over the Board of Directors meeting.
     D. Employee agrees to devote his full time attention and best efforts to the performance of employment hereunder.

     3. Term of Employment. The term of employment shall begin on the date of this Agreement, and shall extend for a period of one (1) year or until terminated as provided herein.

     4. Compensation. Employee will receive compensation during the term of this Agreement as follows: A. A base annual salary of One Hundred Eighty Thousand Dollars ($180,000) payable either bi-monthly or monthly at the discretion of the Employer.


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     B.   An incentive  salary  (Bonus) equal to a minimum of three percent (3%)
of the adjusted net profits (hereinafter defined) of the Employer during each fiscal year beginning or ending during the term of this Agreement. Said Bonus to be paid to the Employee in cash or company stock or any combination thereof with the method of payment to be at the sole discretion of the Board of Directors. "Adjusted net profit" shall be the net profit after federal and state income taxes, determined in accordance with accepted accounting practices by the independent accounting firm employed by the Employer as auditors and adjusted to exclude: (i) any incentive salary payments paid pursuant to this Agreement; (ii)
any   contributions   to  pension  and/or   profit-sharing   plans;   (iii)  any
extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state
income  taxes  made  in  prior  years  which  is   subsequently   determined  as
unnecessary. The determination of the adjusted net profits made by the independent accounting firm employed by the Employer shall be final and binding upon Employee and the Employer. For the first and last fiscal years ending and beginning, respectively, during the term of this Agreement, the incentive salary shall be computed for the proportion of the fiscal year coextensive with this Agreement. The incentive salary shall be paid within sixty (60) days after the end of each fiscal year. The maximum incentive salary payable for any one year shall not exceed two hundred percent of Employee's base annual salary unless authorized by the Board of Directors.

     5. Relocation. In the event Employee is transferred and assigned to a new principal place of work located more than fifty (50) miles from Employee's present residence, Employer will pay for all reasonable relocation expenses including:
     A. Transportation fares, meals, and lodging for Employee, his spouse, and family from Employee's present residence to any new residence located near the new principal place of work.
     B. Moving of Employee's household goods and the personal effects of Employee and Employee's family from Employee's present residence to the new residence.
     C. Lodging and meals for Employee and Employee's family for a period of not more than sixty (60) consecutive days while occupying temporary living quarters located near the new principal place of work.
     D. Round trip travel, meals and lodging expenses for Employee's family for no more than two (2) house hunting trips to locate a new residence, each trip not to exceed fourteen (14) days; and
     E. Expenses in connection with the sale of the residence of Employee including Realtor fees, property appraisals, mortgage prepayment penalties, termite inspector fees, title insurance policy and revenue stamps, escrow fees, fees for drawing documents, state or local sales taxes, mortgage discount points (if in lieu of a prepayment penalty), and seller's attorney's fees (not to exceed one percent (1%) of the sales price). At the option of Employee and in lieu of reimbursement for these expenses, Employee may sell the residence of Employee to the Employer at the fair market value of the residence determined by


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an appraiser chosen by the Employer.  The appraisal will be performed within ten
(10) days after notice of transfer and notice of appraised value will be submitted by report to Employee. Employee will have the right to sell the residence to the Employer at the appraised price by giving notice of intent to sell within thirty (30) days from the date of the appraisal report. The term
"residence"  shall mean the  property  occupied  by  Employee  as the  principal
residence  at  the  time  of  transfer  and  does  not  include   summer  homes,
multiple-family dwellings, houseboats, boats, or airplanes but does include condominium or cooperative apartment units and duplexes (two family) occupied by Employee.

     6. Medical and Group Insurance. At the expense of the Employer, Employer agrees to include Employee in the group medical and hospital plan of Employer, when such plan is established, and will provide group life insurance for Employee in the amount of not less than two (2) times Employees annual salary.

     7. Vacation, Sick/Personal Leave. Employee shall be entitled to three (3) weeks vacation during each year. The time for the vacation shall be mutually agreed upon by Employee and Employer. If vacation is not taken for the benefit of the Employer, Employee shall be reimbursed at his base salary rate for time not taken. Employee shall receive fifteen (15) days Sick/Personal Leave for each year of employment. Unused Sick/Personal Leave will accrue to a maximum of 60 days, and will be retained by Employee to be used at his discretion.

     8. Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made.

     9.   Termination.
     A. This agreement may be terminated by Employer by giving ten (10) days notice to Employee if Employee willfully breaches or habitually neglects the duties to be performed under Paragraph 2, habitually engages in the use of illegal substances or the excessive use of alcohol, or engages in any conduct which is illegal or dishonest resulting in damage to the reputation of Employer.
     B. This agreement may be terminated by Employee, without cause, by giving thirty (30) days notice to Employer.
     C. In the event employment is terminated pursuant to subparagraphs (10A) or (10B), Employee will be entitled to only base salary compensation earned prior to the date of termination as provided for in Paragraph 4 of this agreement computed pro rata up to and including the date of termination, plus one twelfth (1/12) of one years base salary. Employee shall not receive the incentive salary payments as in Paragraphs 4(B).


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     D.   Should  Employer wish to terminate the Employee for any reason,  other than those listed in subparagraph (10A) of this agreement, Employee shall receive the compensation due for the remainder of the Term of Employment (defined in paragraph (3) of this agreement), said compensation shall be paid as in paragraph 4 of this Agreement.
     E. In the event Employer is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this agreement shall not be terminated and Employer agrees to take all actions necessary to ensure that the transferee or surviving company is bound by the provisions of this agreement.

     10. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses: Employer: 1750 Osceola Drive, West Palm Beach, FL 33409 Employee: 7855 Rockford Road, Boynton Beach, FL 33437,or to such other address as either party may later specify by notice to the other.

     11. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings., oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

     12. Waiver. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

     13. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Palm Beach County, Florida, shall be the proper venue for any litigation arising out of this Agreement.

     14. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

     15. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     16. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be impaired.


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     17.  Arbitration.  Any  controversy  or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the
award  rendered  by  the   arbitrators  may  be  entered  in  any  court  having
jurisdiction thereof.

     18. This agreement becomes effective and operative on the Effective Date of the confirmed plan of reorganization in the bankruptcy case of Epicus Communications Group, Inc., et al., debtors by the United States Bankruptcy Court for the Southern District of Florida, Case No. 04-34915-BKC-PGH, which plan was filed on May 20, 2005.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 7th day of December, 2005


---------------------------
Gerard Haryman, Employee



FOR EPICUS COMMUNICATIONS GROUP, INC.:


---------------------------------------
Mark Schaftlein, Chief Executive Officer



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